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                                                                    Exhibit 99.1


JOY GLOBAL INC.
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                                                                    News Release

Contact:
Kenneth A. Hiltz
Senior Vice President
and Chief Financial Officer
(414) 319-8507

         HARNISCHFEGER INDUSTRIES COMPLETES CHAPTER 11 REORGANIZATION
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                          EMERGES AS JOY GLOBAL INC.



Milwaukee, WI - July 12, 2001 - "We are pleased to announce that Harnischfeger Industries, Inc. has emerged from bankruptcy court protection as a financially and operationally healthy company under a new name, Joy Global Inc.," John Nils Hanson, Chairman,President and Chief Executive Officer announced today.

The Company's emergence, effective immediately, reflects the terms of its amended plan of reorganization confirmed by the U.S. Bankruptcy Court on May 18, 2001. In accordance with the plan, the Company's new common stock and senior notes, as well as some cash, will be distributed to creditors with allowed claims around the end of July. The Company's former stock (OTC: HRZIQ) has been canceled. The Company's new common stock began trading on a "when issued" basis (OTC Bulletin Board: HFIIV) on May 25, 2001. "Regular trading" of Joy Global Inc. is expected to commence on the NASDAQ market under the symbol "JOYG" following the distribution of the shares.

In conjunction with the emergence, the Company closed on a $350 million senior secured credit facility provided and arranged by Bankers Trust Company and Deutsche Banc Alex. Brown. This facility has been designed by Deutsche Bank Alex. Brown, Inc. to finance the company's global operations.

Mr. Hanson said: "With our reorganization complete, we are focused on the mining markets and on utilizing our managerial strengths to build the long-term value of Joy Global for the benefit of all of our stakeholders - shareholders, customers, suppliers, lenders and employees. We are committed to reinforcing our strengths to be the supplier of choice for our customers. At both our P&H Mining Equipment and Joy Mining Machinery divisions, we will leverage our superior product lines, strong customer relationships and global opportunities to build greater value."

"The adoption of the Joy Global name is designed to facilitate the re-establishment of our relationship with the investment community and to do so in the simplest and most cost effective way possible. We will continue to go to market and place the highest premium on the brand identities of P&H Mining Equipment and Joy Mining Machinery, reflecting their many marketplace strengths."







100 E Wisconsin Ave Suite 2780 Milwaukee, WI 53202 * PO Box 554 Milwaukee, WI 53201-0554 * 414/319/8501